UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. 1)

☒	Filed by the Registrant
☐	Filed by a Party other than the Registrant

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

GLOBE LIFE INC.
(Name of Registrant as specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(14) and 0-11.

SUPPLEMENT TO THE PROXY STATEMENT DATED MARCH 16, 2023
FOR 2023 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 27, 2023

This supplement, dated March 21, 2023, to the Proxy Statement (this “Supplement”) supplements the definitive proxy statement filed by Globe Life Inc. (“we” or the “Company”) with the U.S. Securities and Exchange Commission (“SEC”) on March 16, 2023 (the “Proxy Statement”) in connection with the 2023 Annual Meeting of Shareholders, scheduled to be held at the Company’s Headquarters, 3700 South Stonebridge Drive, McKinney, Texas 75070 on Thursday, April 27, 2023 at 10:00 a.m., Central Daylight Time (the “Annual Meeting”).

This Supplement clarifies the voting standard for Proposal 6: “Approval of Amendment to Restated Certificate of Incorporation.”

Approval of Proposal 6, which is an amendment to the Restated Certificate of Incorporation of the Company to allow the exculpation of officers, requires that we obtain the affirmative vote of the holders of a majority of our outstanding shares of common stock. This means that the votes cast “for” this proposal must exceed a majority of the number of shares of our common stock outstanding. Abstentions and broker non-votes will have the same effect as a vote “against” this proposal.

To clarify the above, this Supplement revises the Proxy Statement as follows:

•On page 70 of the Proxy Statement, in the section entitled “Procedural Matters; Record Date, Voting Stock and Quorum,” the last sentence of the second paragraph is revised to read as follows:

“In tabulating the voting results for each of proposals 1 through 5, shares that constitute broker non-votes are not considered entitled to vote on that proposal and will not affect the outcome of the proposal at the meeting. In tabulating the voting results for proposal 6, shares that constitute broker non-votes will have the effect of a vote “against” the proposal.”

•On page 71 of the Proxy Statement, in the section entitled “Procedural Matters; Required Vote on Proposals; Proposal 6: Approval of Amendment to Restated Certificate of Incorporation,” the final two sentences are revised to read as follows:

“This means that the votes that shareholders cast “for” this proposal must exceed a majority of the number of outstanding shares of our common stock. Abstentions and broker non-votes will have the effect of a vote “against” this proposal.”

Except as described in this Supplement, none of the items or information presented in the Proxy Statement is affected by this Supplement. From and after the date of this Supplement, all references to the "Proxy Statement" are to the Proxy Statement as supplemented hereby. This Supplement does not provide all of the information that is important to your voting decisions at the Annual Meeting, and the Proxy Statement contains other important additional information. This Supplement should be read in conjunction with the Proxy Statement.

This Supplement does not change the proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement.